EX99 (d)(110)

Schedule A

ClearBridge Dividend Strategy Fund

Date:

December 1, 2017

Fee:

The following percentage of the Fund’s average daily net assets:

First $1 billion—0.700%

Next $1 billion—0.680%

Next $3 billion—0.650%

Next $5 billion—0.600%

Over $10 billion—0.550%